EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-111537) pertaining to the MTC Technologies, Inc. Master Savings Plan of our report dated June 27, 2007, with respect to the financial statements and schedules of the MTC Technologies, Inc. Master Savings Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2006 and 2005.

Brentwood, Tennessee

June 28, 2007